Exhibits 4.8

DATED
31 MAY                                    2002








                                (1) NAVNEET BALI

                                     - and -

                                (2) EBOOKERS PLC

                              --------------------
                              COMPROMISE AGREEMENT
                              --------------------






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                              COMPROMISE AGREEMENT

THIS AGREEMENT is made the 31st day of May 2002.

BETWEEN:

(1)      Navneet  Bali  of  24   Chiddingstone
         Street, London, SW6 3TG ("Employee")

(2) EBookers Plc whose registered office is at 25 Farringdon Street, London EC4A 4AB ("Employer")

1. The parties have entered into this agreement for the purposes of recording and implementing the terms and conditions on which they have agreed to settle all outstanding claims referred to in clause 2 of this agreement that the Employee has or may have against the Employer or any of its officers or employees following the termination of the Employee's employment on 31 May 2002 ("Termination Date"). For the avoidance of doubt, 31 May 2002 shall be the Employee's last day of employment with the Employer ("Termination Date"). The Employee shall be paid his salary and receive all his benefits up until the Termination Date. The Employee shall also be paid all bonus payments that have accrued up to 1 April 2002, on the Termination Date.

2.

     2.1 The Employee hereby waives all statutory, contractual and common law claims the Employee has or may have against the Employer or, or any of its officers or employees arising out of his employment or relating to its termination including but not limited to:

     2.1.1 any claim for unfair dismissal under the Employment Rights Act 1996;

     2.1.2 any claim for a redundancy payment under the Employment Rights Act 1996;

     2.1.3 any claim for unlawful deduction from wages under the Employment Rights Act 1996;

     2.1.4 any claim under Regulation 30, 31, 32 or any other provision of the Working Time Regulations 1998 ("WTR");

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     2.1.5 any claim under  sections  11, 17, 24, 25, 26 or other  provision for the National Minimum Wage Act 1998 ("NMW");

     2.1.6 any claim of unlawful discrimination under sections 6, 8, 9, 41, 42 or any other provision of the Sex Discrimination Act 1975 ("SDA");

     2.1.7 any claim under the Equal Pay Act 1970;

     2.1.8 any claim for unlawful discrimination under sections 4, 7, 32, 33 or any other provision of the Race Relations Act 1976 ("RRA");

     2.1.9 any claim for unlawful discrimination under sections 4, 5, 6, 12, 57, 58 or any other provision of the Disability Discrimination Act 1995 ("DDA");

     2.1.10 any claim for wrongful dismissal or any claim for breach of any express or implied term of the Employee's contract of employment;

     2.1.11 any claim under European Union Law

     but excluding any claim the Employee might have for any personal injuries suffered in the course of his employment or to any accrued pension benefits to which the Employee is or may become entitled under the Employer's pension scheme. Accordingly (save in respect of personal injuries or accrued pension benefits as specified above) the Employee shall not institute or continue any proceedings against the Employer or any of its officers or employees in an employment tribunal or any other court or tribunal.

     2.2 The Employee undertakes that before the Termination Date he will return all passwords, books, documents (whether in hard copy or electronic mail), papers, materials, credit cards, computer hardware, keys and other property of or relating to the Employer in his possession and has not kept copies of any documents belonging to the Employer.

     2.3 The Employee shall not at any time disclose or communicate to any person or permit or enable any person to acquire any professional or trade secret or confidential information (including without limitation information relating to financial planning, margins or budget forecasts) or attempt to use such information to in a manner which may injure or cause loss to the Employer.


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     2.4  The Employee and the Employer  agree to keep  confidential  and not to
          disclose  the   circumstances   surrounding  the  termination  of  the
          Employee's employment, the existence and terms of this agreement and/or terms of and the discussions leading to this agreement except as required by any statutory or regulatory authority or court of law.

     2.5 The Employee and the Employer agree that neither will not make nor publish nor cause to be made or published any derogatory or defamatory comments about the other (including for this purpose the officers or management of the Employer or any of its associated companies);

     2.6 The Employee confirms that he has not knowingly committed any breach of duty (including fiduciary duty) to the Employer.

3. Following the termination of the Employee's employment and in consideration for the release of each and every claim the Employee may have against the Employer under clause 2.1 above and subject to the Employee complying with all of his obligations under this agreement, the Employer shall:

     3.1 pay to the Employee a termination payment of(pound)41,666.67. The first(pound)30,000 of this will be paid to the Employee tax free and the remaining (pound)11,666.67 shall be subject to income tax and national insurance deductions;

     3.2 pay to the Employee any outstanding salary and holiday pay accrued up to and including the Termination Date;

     3.3 upon production of an appropriate VAT invoice addressed to the Employer, pay up to the sum of(pound)500 as a contribution towards the Employee's costs of obtaining independent legal advice on the terms of this agreement.

     3.4 at the Employee's election, ensure that the Employee and his family continue to be covered under the existing Company health insurance scheme until 30 September 2002 or pay to the Employee a sum equivalent to the cost of similar health insurance for the Employee and his family up until 30 September 2002. The Employee shall inform the Company of which option he would prefer by 1 June 2002.

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

4.

     4.1 The Employer will issue a press release as it is required to do under the Companies Act 1985. The Employee's departure will be announced as being by mutual agreement.

5.

     5.1 At the Termination Date those stock options granted to the Employee under the Employee's Executive Share Option Scheme 1999, a list of which is set out in Schedule A to this Agreement became 100% vested and are immediately exercisable on or before the dates for exercise set out in such Schedule A. To the extent that the immediate vesting of these options is inconsistent with the terms of the stock option agreements issued pursuant to the Plans then the provisions of this clause shall constitute an amendment of the Employee's rights under such stock option agreements.

     5.2 Other than in respect of the option set out in 5.1 above, the Employee irrevocably agrees that the Employer shall be released from all its obligations to the Employee in respect of the Employee's options under the Employee's Executive Share Option Scheme and that such options are cancelled and of no further effect.

     5.3 If and to the extent that the Employee exercises any of the options listed in Schedule A, the Employee shall pay to the Employer on the exercise of such option any amount of Employee basic rate tax accountable under the Income Tax (Employment) Regulations 1993 by the Employee in respect of income tax or primary class 1 national insurance contributions, such amount to be paid in cleared funds within 60 days of the date of exercise of such options.

     5.4 The Employee warrants that all exercises of stock options and purchases and sales of Company stocks and shares have been reported to the company and subsequently reported to the US Securities Exchange Commission on Form 4.

6.

     6.1 The Employee shall account to the Inland Revenue for the payment of any tax arising on the payments made and benefits referred to in clause 3 above and the Employer shall be entitled to deduct from any


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

          such amount payable to the Employee under clause 3 such Income Tax and National Insurance Contributions as required by law.

     6.2 The Employee shall fully indemnify and keep indemnified the Employer against any demand for tax or employee's National Insurance Contributions which may be brought against the Employer arising out of the termination of his employment provided that this indemnity shall only apply to the tax or employee's National Insurance Contributions which fail to be paid by the Employer as a result of the Employee's default or to any claim or demand made by the Inland Revenue and/or Inland Revenue National Insurance Contributions Office (with regard to employee's National Insurance Contributions) against the Employer in connection with any of the payments made by the Employer to the Employee under this agreement. The Employer shall inform the Employee of any demand by the Inland Revenue in respect of any sums owed in respect of clauses 3 and 5 and shall give the Employee a reasonable opportunity to make representations to the Inland Revenue prior to seeking such an indemnity.

7. The Employer agrees to waive all of the post termination restrictions contained in the contract of employment between the Employee and the Employer dated 14 April 2000, under the heading Restrictions after End of Employment. For the avoidance of doubt the Employee's/S/NAVNEET BALI duty as regards confidentiality shall be upheld under clause 2.3 herein.

8. In accepting the above terms, the Employee confirms that he has taken independent legal advice from Nicole Rose, a solicitor of Archon Solicitors whose address is 67 Cornhill, London EC3V 3NB ("Relevant Independent Adviser").

9. The parties hereby declare that the relevant conditions relating to compromise agreements pursuant to Section 203 of the Employment Rights Act 1996 and to compromise contracts under the RRA, the SDA, the DDA, the WTR and the NMW have been satisfied. In particular, the Relevant Independent Adviser declares that the Employee has been advised by the Relevant Independent Adviser of the effect of this agreement upon his statutory and contractual rights and its effect on his ability to pursue a claim in an employment tribunal. For the avoidance of doubt, the Relevant Independent Adviser only signs this agreement to confirm the statement set out in this clause 9.



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SIGNED:          ---------------------------------------------------------------
                 /s/ NAVNEET BALI


                                               The Employee
                  --------------------------------------------------------------
SIGNED:           /S/CRISTINA KEEY
                                       Relevant Independent Adviser
                  --------------------------------------------------------------
SIGNED:           /S/SANJIV TALWAR
                                     for and on behalf of The Employer














                                   SCHEDULE A



NUMBER OF SHARES                      EXERCISE PRICE                           EXERCISABLE UNTIL
54,000                               (pound)2.15                                       1 August 2010
55,000                               (pound)2.15                                       1 August 2010
27,500                               (pound)2.15                                       1 August 2010
27,500                               (pound)3.40                                       1 August 2010


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